Exhibit 99.1
News Release

Date	February 14, 2006
For Release	Upon Receipt
Contact	Media:	Financial Community:
	Joe Balaban	Darrin Duda, CFA
	412-232-6848	412-393-1158
DUQUESNE LIGHT HOLDINGS REPORTS FOURTH-QUARTER
AND FULL-YEAR 2005 RESULTS
PITTSBURGH – Duquesne Light Holdings (NYSE: DQE) today reported 2005 income from continuing operations of $112.9 million, or $1.45 per share, compared to $87.2 million, or $1.14 per share, for 2004. The average shares outstanding increased 1.3 million, or 1.7%, compared to 2004.
Income from continuing operations for 2005 reflects a net $12.7 million gain from the Energy Solutions segment (resulting from a $19.4 million gain on the sale of investments in three energy facility management projects, partially offset by charges of $6.7 million relating to another energy facility management project), a $9.4 million increase from certain changes in the fair value of derivative energy contracts (Electricity Supply segment), a net $2.0 million gain from the Financial segment relating to sales of investments, and a $2.4 million gain related to the favorable settlement of an interest rate lock agreement (All Other category), while 2004 income reflects an acquisition termination charge of $4.8 million relating to the Sunbury generation station (Electricity Supply segment). Income from the Electricity Delivery segment decreased $10.6 million from the prior year, primarily as a result of a $13.5 million increase in operating expenses, $7.2 million of which relates to an increase in uncollectible accounts expense.
Income for the year, reported by business segment, in millions, was as follows:

	2005	2004
Electricity Delivery	$36.5	$47.1
Electricity Supply	28.4	13.7
Energy Solutions	35.9	22.7
Financial	30.2	26.4
Communications	2.5	1.7
All Other	(20.6)	(24.4)

Consolidated	$112.9	$87.2

Fourth-Quarter Results
Income from continuing operations was $13.2 million, or $0.17 per share, for the fourth quarter of 2005, compared to $19.1 million, or $0.25 per share, for 2004.

Duquesne Light Holdings Reports Fourth-Quarter and Full-Year 2005 Results

Fourth-quarter 2005 income reflects a net $1.1 million gain from the Energy Solutions segment (resulting from a $7.8 million gain on the sale of investments in two energy facility management projects, partially offset by charges of $6.7 million relating to another energy facility management project) and a $3.7 million decrease from certain changes in the fair value of derivative energy contracts (Electricity Supply segment).
Income for the fourth quarter, reported by business segment, in millions, was as follows:

	2005	2004
Electricity Delivery	$5.4	$8.3
Electricity Supply	1.5	4.1
Energy Solutions	6.4	6.5
Financial	7.4	6.7
Communications	0.6	0.4
All Other	(8.1)	(6.9)

Consolidated	$13.2	$19.1

Earnings Outlook
The company establishes 2006 earnings guidance of $80 million to $90 million from continuing operations. This guidance excludes fair value changes in derivative energy contracts.
Internet Broadcast
A live Internet broadcast of management’s presentation to members of the financial community is scheduled for 12:30 p.m., EST, today. The broadcast can be accessed through the company’s website (www.duquesnelightholdings.com). Once on the homepage, just click “Internet Broadcast of Management Presentation” to access. A replay of the presentation will be made available on the company’s website through February 28. Please refer to the company’s 10-K for additional details regarding fourth-quarter and full-year 2005 results.
About the Company
Duquesne Light Holdings is comprised of an electric-utility company and several affiliate companies that complement the core business. Duquesne Light Company, its principal subsidiary, is a leader in the transmission and distribution of electric energy, offering superior customer service and reliability to more than half a million customers in southwestern Pennsylvania.
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Duquesne Light Holdings Reports Fourth-Quarter and Full-Year 2005 Results

The foregoing contains forward-looking statements, the results of which may materially differ from those implied due to known and unknown risks and uncertainties, some of which are discussed below. Projected cash flow, earnings, earnings growth, capitalization, capital expenditures and dividends will depend on the performance of Holdings’ subsidiaries, and board policy. Earning will be impacted by the timing of the Keystone and Conemaugh power station acquisitions. Demand for and pricing of electricity and landfill gas, changing market conditions, and weather conditions could affect earnings levels. Duquesne Light’s earnings will be affected by the number of customers who choose to receive electric generation through POLR III, by Duquesne Light’s ability to negotiate appropriate terms with suitable generation suppliers, by the performance of those suppliers, and by the changes in market value of energy commodity products under contract. Projected POLR supply requirements will depend on POLR customer retention, which in turn may depend on market generation prices, as well as the marketing efforts of competing generation suppliers. Distribution rate base and earnings will depend on the ultimate structure of our distribution rate case, which in turn will be subject to PUC review and approval. Transmission rate base and earnings will depend on the ultimate structure of our transmission rate case, which in turn will be subject to FERC review and approval. Earnings will also be affected by rate base, equity and allowed return levels. Regional transmission organization (RTO) rules and FERC-mandated transmission charges could affect earnings. Changes in electric energy prices could affect earnings as the fair value of energy commodity contracts fluctuates. The amount and timing of any debt reduction or refinancing will depend on the availability of cash flows and appropriate replacement or refinancing vehicles. The amount and timing of any securities issuance (debt or equity) will depend on financial market performance and the need for funds. The credit ratings received from the rating agencies could affect the cost of borrowing, access to capital markets and liquidity. Changes in synthetic fuel plant operations owned by a single customer could affect Duquesne Energy Solutions’ earnings. Competition, operating costs and gas prices could affect earnings and expansion plans in the landfill gas business. Earnings with respect to synthetic fuel operations, landfill gas and affordable housing investments will depend, in part, on the continued availability of, and compliance with the requirements for, applicable federal tax credits. The availability of synthetic fuel and landfill gas tax credits depends in part on the average well-head price per barrel of domestic crude oil. Demand for dark fiber will affect DQE Communications’ earnings. The final resolution of proposed adjustments regarding state income tax liabilities (which could depend on negotiations with the appropriate authorities) could affect financial position, earnings, and cash flows. Overall performance by Holdings and its affiliates could be affected by economic, competitive, regulatory, governmental and technological factors affecting operations, markets, products, services and prices, as well as the factors discussed in Duquesne Light Holdings’ SEC filings made to date.
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Statements of Income (Unaudited)

	(All Amounts in Millions,
	Except Per Share Amounts)
	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2005	2004	2005	2004

Operating Revenues:
Retail sales of electricity	$179.0	$180.4	$772.6	$761.8
Other	39.3	38.1	149.6	135.5

Total Operating Revenues	218.3	218.5	922.2	897.3

Operating Expenses:
Purchased power	94.7	89.8	366.8	382.0
Other operating and maintenance	65.9	59.7	250.1	224.4
Acquisition termination cost	—	—	—	8.3
Depreciation and amortization	20.9	21.3	82.3	83.4
Taxes other than income taxes	12.4	8.8	54.0	48.5
Other	(9.3)	—	(9.3)	—

Total Operating Expenses	184.6	179.6	743.9	746.6

Operating Income	33.7	38.9	178.3	150.7
Investment and other income	1.0	3.5	40.1	12.7
Interest and Other Charges	(16.9)	(17.3)	(62.6)	(63.0)

Income from Continuing Operations Before Income Taxes and Limited Partners’ Interest	17.8	25.1	155.8	100.4
Income Tax Expense	(7.1)	(8.4)	(53.0)	(20.6)
Benefit from Limited Partners’ Interest	2.5	2.4	10.1	7.4

Income from Continuing Operations	13.2	19.1	112.9	87.2
Income (Loss) from Discontinued Operations – Net	0.9	(0.9)	1.3	(0.2)

Net Income	14.1	18.2	114.2	87.0
Dividends on Preferred Stock	—	—	—	—

Earnings Available for Common Stock	$14.1	$18.2	$114.2	$87.0

Average Number of Common Shares Outstanding	78.0	76.9	77.7	76.4

Basic Earnings Per Share of Common Stock:
Earnings from Continuing Operations	$0.17	$0.25	$1.45	$1.14
Earnings from Discontinued Operations	0.01	(0.01)	0.02	—

Basic Earnings Per Share of Common Stock	$0.18	$0.24	$1.47	$1.14

Dividends Declared Per Share of Common Stock	$0.25	$0.25	$1.00	$1.00